Exhibit 99.1

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations	CCG Investor Relations
Tel: +1 650-281-8375	Linda Salo, Senior Financial Writer
+86 13925279478	Tel: +1 646-922-0894
E-mail: raychen@cvalve.net	E-mail: linda.salo@ccgir.com

Renrui Tang, Interim CFO	Crocker Coulson, President
Tel: +86-371-8600-9777	Tel: +1 646-213-1915
E-mail: renrui.tang@cvalve.com	E-mail: crocker.coulson@ccgir.com
http://www.cvalve.com	http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Appoints Jianbao Wang as CEO

Siping Fang to Remain Chairman

ZHENGZHOU, CHINA, October 12 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) (“China Valves” or the “Company”), a leading Chinese metal valve manufacturer, today announced that the Company appointed General Manager Jianbao Wang as its new Chief Executive Officer, effective as of October 11, 2010. Mr. Wang replaces Siping Fang, Founder and Chairman of China Valves. Mr. Fang will continue in his role as Chairman of the Board.

Mr. Wang has been General Manager of China Valves since July 2009 and has played an integral part in completing and integrating three acquisitions for the Company, as well as improving the Company’s management and business processes. Prior to working for China Valves and between August 2007 and June 2009 Mr. Wang served as President of the Asia Pacific Region at Globe Turbocharger Specialties Inc., the exclusive global Original Equipment Manufacturer for ALCO turbochargers and parts, where he, among other accomplishments, developed the company’s supply chain and sales force in Asia. From July 2002 to August 2007, Mr. Wang served as International Purchasing Manager of the Asia Pacific Region for KSB AG, a German public company, for which he established three Greenfield operations in Dalian, Shanghai and Zhengjiang, formed the company’s regional international purchasing office and reorganized procurement flow. Before that, Mr. Wang had approximately ten years of work experience at Siemens Pump and Compressor Co. Ltd. and Changzhou Electric Traction Motor Works (“CETMW”), of which he spent a year and a half at the headquarters of Pakistan Railway as chief representative for CETMW. Mr. Wang received his bachelor’s degree majoring in hydraulic and pneumatic technology from Xi’an Jiaotong University in July 1992 and received a diploma majoring in executive commerce and management from Nanjing University of Science and Technology in January 1999. Additionally, Mr. Wang completed his EMBA program and received a master’s degree from the Cheung Kong Graduate School of Business in August 2010.

“We are very pleased to welcome Mr. Wang to take the driver’s seat at China Valves. His dynamic approach has been integral for our Company’s expansion and for strengthening our internal management functions,” said Mr. Siping Fang, the Chairman of China Valves. “I will continue supporting him as he takes on this new role and look forward to continuing my close cooperation with him in the future.”

“After having worked with China Valves for more than a year, I am very excited about my new position leading the growth efforts of the Company going forward,” said Mr. Jianbao Wang, the new Chief Executive Officer of China Valves. “As CEO, my focus is on steering the Company towards new growth opportunities and fostering sustainable expansion while increasing shareholder value.”

The Company has also intensified its global search for a permanent Chief Financial Officer and is planning on strengthening its financial team by hiring additional finance professionals with international accounting experience.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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